Exhibit 99.1

Company Investor/ Media Contact:
dj Orthopedics, Inc.
Mark Francois Director of Investor Relations
(760) 734-4766
mark.francois@djortho.com

FOR IMMEDIATE RELEASE

DJ ORTHOPEDICS CALLS ALL OUTSTANDING 12 5/8% SENIOR SUBORDINATED NOTES DUE 2009

SAN DIEGO, CA, May 14, 2004 — dj Orthopedics, Inc., (NYSE: DJO), a global medical device company specializing in rehabilitation and regeneration products for the non-operative orthopedic and spine markets, today announced that its wholly owned subsidiaries, dj Orthopedics, LLC and DJ Orthopedics Capital Corporation are calling for redemption all of their outstanding 12 5/8% Senior Subordinated Notes due 2009 (“Notes”).  The aggregate principal amount outstanding of the Notes is $75 million.  The CUSIP number for the Notes is 23322KAC2.  A Notice of Redemption is being sent to all registered holders of the Notes.  Upon redemption, holders will receive a total of $1,063.13 per $1,000 principal amount of Notes, plus accrued and unpaid interest through June 15, 2004.  Payment to holders of the redeemed Notes will be made on June 15, 2004.

In connection with the redemption, dj Orthopedics expects to record a one-time charge in the second quarter of approximately $7.7 million (pretax) to write-off the redemption premium of $4.7 million and remaining unamortized debt issuance costs and discounts.  The redemption of the notes will reduce the Company’s annual interest expense by approximately $10 million, beginning in the third quarter.

About dj Orthopedics, Inc.

dj Orthopedics is a global medical device company specializing in rehabilitation and regeneration products for the non-operative orthopedic and spine markets.  The Company’s broad range of over 600 rehabilitation products, including rigid knee braces, soft goods and pain management products are used in the prevention of injury, in the treatment of chronic conditions and for recovery after surgery or injury.  The Company’s regeneration products consist of bone growth stimulation devices that are used to treat nonunion fractures and as an adjunct therapy after spinal fusion surgery.

The Company sells its products in the United States and in more than 30 other countries through networks of agents, distributors and its direct sales force that market its products to orthopedic and podiatric surgeons, spine surgeons, orthopedic and prosthetic centers, third party distributors, hospitals, surgery centers, physical therapists, athletic trainers and other healthcare professionals.  For additional information on the Company, please visit www.djortho.com.

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